UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 1, 2006

GMH COMMUNITIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-32290	201181390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10 Campus Boulevard

Newtown Square, Pennsylvania 19073

(Address of principal executive offices)

(610) 355-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

As previously disclosed by GMH Communities Trust (the “Company”), during the first quarter of 2006, independent legal counsel retained by the Company’s Audit Committee conducted a special investigation in response to a compliant submitted by the Company’s former chief financial officer. Upon conclusion of this investigation, this counsel prepared a report detailing its findings, which, among other things, included the identification of a “tone at the top” material weakness in the Company’s internal control system. In its report, the independent legal counsel recommended, among other things, that the Company (i) consider entering into an employment agreement with any new Chief Financial Officer to be hired by the Company, and (ii) minimize the component of compensation that is linked to Company performance under the terms of any such agreement.

  The Company’s Compensation Committee took these recommendations under consideration in connection with its approval of the employment agreements described below, which the Company has entered into with its new Chief Financial Officer, J. Patrick O’Grady, as well as two of its continuing executive officers, John DeRiggi, the Company’s President of Student Housing Business and Chief Investment Officer, and Joseph M. Macchione, the Company’s Executive Vice President and General Counsel. In this light, the agreements provide, among other things, that in connection with the annual incentive bonus that is determined on the basis of individual and corporate performance goals for each of these executives, for the year 2006, corporate performance will constitute 60% of the criteria for award (lower than the 80% level that was used by the Company in its employment agreements with executive officers that were executed in connection with the Company’s initial public offering in November 2004).

Effective as of July 1, 2006, the Company entered into employment agreements with Messrs. DeRiggi, O’Grady and Macchione. Each employment agreement is for an initial term of three years (the “Initial Term”), and will automatically extend for two additional one-year periods at the end of the Initial Term, unless either party terminates the agreement by providing prior written notice to the other party not later than 60 days prior to the expiration thereof. The agreements provide for the following annual base salaries:  John DeRiggi, $300,000; J. Patrick O’Grady, $300,000; and Joseph M. Macchione, $250,000. The base salaries will be increased annually effective January 1 of any year during the term of the employment agreement, and such increases will be a minimum positive amount equal at least to the percentage increase in the Consumer Price Index. In addition, under the terms of the agreements, each executive is entitled to receive an annual cash bonus for each calendar year during the term of the agreement based on the achievement of individual and corporate performance goals set by the Company’s Compensation Committee at certain threshold, target, and superior levels equal to 40%, 80%, and 120% of his base salary. To the extent that an executive’s bonus exceeds 100% of his base salary, the excess amount of bonus is paid one-half in cash and one-half in Company restricted common shares that vest ratably over a three-year period. Under the terms of Mr. O’Grady’s employment agreement, he is guaranteed a cash bonus for the calendar year 2006 equal to no less than $120,000, $100,000 of which is to be paid within five business days of the effective date of his agreement.

Pursuant to their employment agreements, each of Messrs. DeRiggi, O’Grady and Macchione will receive a monthly car allowance and reimbursement for the cost of tax preparation and financial planning services, as follows: (i) with respect to the monthly car allowance, $1,000 for Mr. DeRiggi, and $650 for Messrs. O’Grady and Macchione, and (ii) with respect to the reimbursement for the cost of tax preparation and financial planning services, up to a maximum aggregate of $10,000 annually for Mr. DeRiggi, and $5,000 annually for each of Messrs. O’Grady and Macchione. In addition, each executive will receive an annual medical examination, five weeks of paid vacation annually and various other customary benefits as are commensurate with his position. The employment agreements also provide that the executive officers will be eligible to receive the other benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time. The executives shall be eligible for grants of stock options and restricted common shares under the Company’s Equity Incentive Plan, as approved by the Compensation Committee. In addition, under the terms of Mr. O’Grady’s employment agreement, he was issued 40,000 restricted common shares under the Company’s Equity Incentive Plan as of his agreement’s effective date, which shares will vest over a three-year period, with 10,000 shares to vest upon the first anniversary of the grant date, and 15,000 shares to vest on each of the second and third anniversaries of the grant date.

Under the terms of each employment agreement, the Company is permitted to terminate the executive’s employment with appropriate notice with or without “cause,” as defined under the agreement, and each executive has the right to resign for “good reason,” as defined in the agreement, upon the occurrence of certain events and within 60 days after the time at which the executive knows of the occurrence of the event upon which his determination of “good reason” is based. In the event the employment agreement is terminated by the Company without cause, or by the executive for good reason, the Company will be obligated to pay the following severance benefit: (i) a lump sum payment equal to two times the executive’s base salary and annual incentive bonus (determined at the superior level for both corporate and individual performance for the year, in which the termination of employment occurs); provided, however, that in the event of a resignation by the executive for “good reason” upon notice of non-renewal by the Company after the second extension term, the multiplier will be reduced to one times such amount, (ii) a prorated amount of the incentive bonus at the superior level for individual and corporate performance for the year in which the termination occurs, and (iii) an amount equal to accrued but unpaid base salary through the date of termination plus any other compensation then due and owing. The Company also will permit the executive to continue to participate in, and we will pay the premiums for, group health coverage for a period of two years following the executive’s date of termination. Additionally, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of at least two years in which to exercise all vested options.

If an executive’s employment ends due to termination by the Company for “cause,” or termination by the executive without “good reason,” the Company will be obligated to pay the executive’s accrued base salary and, solely with respect to a termination by the executive without good reason, any amount of accrued annual bonus, expense reimbursements and other compensation-related payments that are payable to the executive through the executive’s date of termination. In addition, the executive will be entitled to exercise all vested options in accordance with their terms and will be entitled to all benefits accrued and vested under any of the Company’s employee benefit plans in which the executive participated prior to termination. Unless agreed otherwise, the executive will forfeit all unvested options and any unvested restricted shares not acquired for consideration. The Company will have the right to repurchase the executive’s unvested restricted shares acquired by the executive for consideration pursuant to the terms of the Company’s Equity Incentive Plan with the result that if the executive acquired unvested restricted shares for any consideration, the executive will at most be entitled to a return of such consideration.

If an executive’s employment ends due to death or permanent disability, the Company will pay to the executive, or his estate or beneficiary, an amount equal to one times the executive’s base salary and the executive’s annual incentive bonus (determined at the superior level for both corporate and individual performance for the year in which the termination of employment occurs). Further, the executive will become vested in all options and restricted shares and the executive or the executive’s personal representative will have one year from the date of the event to exercise all vested options. The Company will pay to the executive or the executive’s representative any base salary, annual bonus, expense reimbursement, and all other compensation related payments payable as of the date of the relevant event. In addition, the Company will pay to the executive or the executive’s representative a prorated amount of the incentive bonus at the target level for corporate and individual performance for the year in which the relevant event occurred.

In the event of a termination of the executive’s employment by the executive or by the Company (or the Company’s successor) for any reason other than “cause” following a change of control (which includes a merger, sale or other disposition of all or substantially all of the Company’s assets), the executive will become fully vested in his options and restricted shares and shall have a two-year period from his or her date of termination to exercise his or her vested options.

For a 24-month period after termination of an executive’s employment, the executive agrees not to, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner, member, director, trustee or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in the business or enterprise that is substantially similar to any primary segment of the business of the Company that the Company was engaged in during the period of the executive’s employment with the Company, or (b) without the prior consent of the Company’s Board of Trustees, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company (other than the executive’s personal assistant or secretary) at any time during the six-month period prior to any termination of the executive’s employment with the Company.. The executive will not be subject to these restrictions if the Company commits a material breach of the executive’s employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2006

GMH COMMUNITIES TRUST

	By:	/s/ Joseph M. Macchione
	Name:	Joseph M. Macchione
	Title:	Executive Vice President, General Counsel and Secretary